EXHIBIT 18.1

October 7, 2014

Board of Directors

Softech, Inc.

650 Suffolk Street

Lowell, MA 01854

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the financial statements as of May 31, 2014 and 2013, and for each of the two years in the period ended May 31, 2014, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated October 7, 2014. Note B to such financial statements contains a description of your change is accounting policy, during the year ended May 31, 2014, for accounting for contingent consideration associated with the sale of a product line at fair value. It should be understood that the preferability of one acceptable method of accounting over another for the accounting for contingent consideration associated with the sale of a product line has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant considerations relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

/s/ McGladrey LLP

Boston, Massachusetts

October 7, 2014